                                                                   Exhibit 99.1


         AEARO COMPANY I ANNOUNCES TENDER OFFER AND CONSENT SOLICITATION
                FOR ITS 8 1/4 SENIOR SUBORDINATED NOTES DUE 2012

         INDIANAPOLIS, FEBRUARY 24, 2006 - Aearo Company I (the "Company") announced today that it is offering to purchase for cash any and all of its outstanding $175,000,000 aggregate principal amount of 8 1/4% Senior Subordinated Notes due 2012 (the "Notes"), on the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated February 24, 2006 and the accompanying Consent and Letter of Transmittal (together, the "Offer Documents"). The Company is also soliciting consents from holders of the Notes to, among other things, eliminate substantially all of the restrictive covenants in the indenture (the "Indenture") under which the Notes were issued. The tender offer and consent solicitation is being conducted in connection with the previously announced merger (the "Merger") of Pacer Merger Company with and into Aearo Technologies Inc., the ultimate parent of the Company.

         The consent solicitation will expire at 5:00 p.m. New York City Time, on March 9, 2006, unless earlier terminated or extended (such date and time, as the same may be extended, the "Consent Time"). The tender offer will expire at 8:00 a.m. New York City time, on March 24, 2006, unless terminated or extended (such date and time, as the same may be extended, the "Expiration Time").

         The total consideration to be paid for each $1,000 in principal amount of Notes validly tendered and accepted for purchase, subject to the terms and conditions of the tender offer and consent solicitation, will be paid in cash and will be calculated based on a fixed spread pricing formula. The total consideration will be determined on the third business day prior to the Expiration Time based, in part, upon a fixed spread of 50 basis points over the yield on the 3% U.S. Treasury Note due February 15, 2008. The total consideration includes a consent payment equal to $30 per $1,000 in principal amount of Notes (the "Consent Payment"). The detailed methodology for calculating the total consideration for Notes is outlined in the Offer Documents.

         Holders who validly tender their Notes on or prior to the Consent Time will be eligible to receive the total consideration. Holders who validly tender their Notes after the Consent Time, but on or prior to the Expiration Time, will be eligible to receive the total consideration less the Consent Payment. In either case, all Holders who validly tender their Notes will receive accrued but unpaid interest up to, but not including, the date of settlement.

         Holders who tender their Notes must consent to the proposed amendments. Tendered Notes may not be withdrawn and consents may not be revoked after the Consent Time, subject to limited exceptions. The tender offer is subject to the satisfaction of certain conditions, including receipt of consents sufficient to approve the proposed amendments to the Indenture and the Merger having occurred or occurring substantially concurrent with the Expiration Time.

         The proposed amendments to the Indenture for which consents are being solicited will be set forth in a supplemental indenture and are described in more detail in the Offer Documents. The supplemental indenture will not be executed unless and until the Company has received consents from Holders of a majority in principal amount of the Notes outstanding, and the amendments will not become operative unless and until the Company has accepted for purchase at least a majority in principal amount of the Notes pursuant to the Offer Documents.

         Bear, Stearns & Co. Inc. is acting as Dealer Manager for the tender offer and as the Solicitation Agent for the consent solicitation and can be contacted at (212) 272-5112 (collect) or (877) 696-BEAR (toll free). D.F. King & Co., Inc. is the Information Agent and can be contacted at (212) 269-5550 (for banks and brokers only) or (888) 644-5854 (toll free). Copies of the Offer Documents and other related documents may be obtained from the Information Agent.

         THE TENDER OFFER AND CONSENT SOLICITATION ARE BEING MADE SOLELY ON THE TERMS AND CONDITIONS SET FORTH IN THE OFFER DOCUMENTS. UNDER NO CIRCUMSTANCES SHALL THIS PRESS RELEASE CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL THE NOTES OR ANY OTHER SECURITIES OF THE COMPANY. THE TENDER OFFER AND CONSENT SOLICITATION ARE BEING MADE SOLELY BY THE COMPANY'S OFFER DOCUMENTS. THIS PRESS RELEASE ALSO IS NOT A SOLICITATION OF CONSENTS TO THE PROPOSED AMENDMENTS TO THE INDENTURE. NO RECOMMENDATION IS MADE AS TO WHETHER HOLDERS OF THE NOTES SHOULD TENDER THEIR NOTES OR GIVE THEIR CONSENT.

ABOUT AEARO COMPANY

         Headquartered in Indianapolis, Ind., Aearo Company (www.aearo.com) is a leading manufacturer and supplier of personal protective equipment and energy-absorbing products, including head and hearing protection devices, prescription and non-prescription eyewear, and eye/face protection devices for use in a wide variety of industrial and household applications.

SAFE HARBOR STATEMENT

         Certain statements in this press release may contain forward-looking statements concerning the tender offer and the consent solicitation. These statements are based on the Company's current expectations and the Company can give no assurance that such expectations will prove to be correct.

CONTACT:
Aearo Company
Jeffrey S. Kulka
317-692-6983
jeff_kulka@aearo.com


                                      # # #